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                                                            Exhibit 5.1



                                                                  March 17, 1999



Nortek, Inc.
50 Kennedy Plaza
Providence, RI 02903

Ladies and Gentlemen:


         This opinion is rendered to you in connection with the exchange offer (the "Exchange Offer") by Nortek, Inc. ("Nortek") to exchange its $210,000,000 8 7/8% Series B Notes due 2008 (the "Exchange Notes") for its outstanding $210,000,000 8 7/8% Series A Notes due 2008 (the "Original Notes"). The Original Notes were issued pursuant to the provisions of an indenture dated as of July 31, 1998 (the "Indenture") entered into between Nortek and State Street Bank and Trust Company, a national banking association, as Trustee (the "Trustee").

     We have acted as special counsel for Nortek in connection with the Exchange Offer. For purposes of this opinion, we have examined and relied upon the information set forth in Amendment No. 3 to the registration statement (the "Registration Statement") on Form S-4 filed February 10, 1999 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the Exchange Offer, the registration rights agreement (the "Registration Rights Agreement") entered into between the Company and Wasserstein Perella Securities, Inc. and Bear, Stearns & Co., Inc. (collectively, the "Initial Purchasers") and such other documents and records as we have deemed necessary. We express no opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware and the federal laws of the United States of America.



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Nortek, Inc.                            -2-                       March 17, 1999




         Based upon the foregoing, we are of the opinion that (i) Nortek is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, (ii) Nortek has duly authorized, executed and delivered the Indenture and has duly authorized the Exchange Notes as provided in the Indenture, and when executed and delivered in exchange for the Original Notes and (iii) Nortek has all requisite corporate power and authority to execute and deliver the Indenture and the Exchange Notes, and to perform its obligations thereunder.


         We understand that this opinion is to be used in connection with the Registration Statement. We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name in each related prospectus under the caption "Legal Matters" or under a similar caption.


                                            Very truly yours,



                                            Ropes & Gray